Exhibit 99.1

FOR IMMEDIATE RELEASE

Solutia Logo

Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141

P.O. Box 66760
St. Louis, Missouri 63166-6760

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Receives Court Approval of Disclosure Statement

Solicitation Period to Commence
Confirmation Hearing Set for November 29

ST. LOUIS – October 19, 2007 -- Solutia Inc. (OTCBB: SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today received approval of its disclosure statement from the U.S. Bankruptcy Court for the Southern District of New York.  In today’s hearing the judge also set Nov. 29 as the date of Solutia’s confirmation hearing.
“With the disclosure statement approved, a fully consensual plan of reorganization in hand, and the confirmation hearing scheduled, we now have a clear path to emergence from Chapter 11,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.
Solutia will soon proceed with the mailing of the solicitation materials to creditors and equity security holders.  The court will hold a Nov. 29 hearing to confirm the plan, after which Solutia will emerge from Chapter 11.
To view the fifth amended plan of reorganization and disclosure statement, please visit http://www.solutia.com/reorganization/.
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Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day.  Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.

Source: Solutia Inc.
St. Louis
10/19/07
MW